UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 20, 2017

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

EXCO Operating Company, LP, a Delaware limited partnership (“EOC”) and EXCO Land Company, LLC, a Delaware limited liability company (“EXCO Land” and together with EOC, the “Sellers”), both wholly owned subsidiaries of EXCO Resources Inc. (“EXCO” and collectively the “EXCO Parties”), are parties to a Purchase and Sale Agreement (as amended to date and as further amended from time to time, the “Purchase Agreement”) with VOG Palo Verde LP, a Delaware limited partnership and subsidiary of Venado Oil and Gas, LLC (the “Buyer”), dated as of April 7, 2017. The Sellers and the Buyer are collectively the “Parties.”

Pursuant to the terms of the Purchase Agreement, the consummation of the transactions contemplated by the Purchase Agreement (the “Closing”) was anticipated to occur on June 1, 2017 (the “Original Scheduled Closing Date”), unless certain conditions to the Closing had not been satisfied or waived on or prior to the Original Scheduled Closing Date. The Purchase Agreement includes customary conditions to the Closing, including that (a) the Sellers operate in the ordinary course of business in all material respects during the period from and after signing until the Closing (the “Covenant Condition”) and (b) the Sellers’ representation and warranty regarding all material contracts (including the Contract, as defined herein) being in full force and effect be true as of the Closing except for any breach that (together with all other breaches of Sellers’ representations and warranties) could reasonably be expected to cause any liability in an aggregate amount less than 15% of the unadjusted Purchase Price (the “R&W Condition” and together with the Covenant Condition the “Closing Conditions”).

On May 31, 2017, Chesapeake Energy Marketing, L.L.C. (“Chesapeake”) allegedly terminated a long term transaction confirmation with an expiration of June 30, 2032, between Chesapeake and Raider Marketing, LP (“Raider”), as successor by merger to EOC, dated July 31, 2013 (the “Contract”). As a result of the alleged termination of the Contract, EOC was forced to shut-in certain wells beginning on June 1, 2017.

Due to the alleged Contract termination, the Closing Conditions were not anticipated to be satisfied or waived by the Original Scheduled Closing Date and the Parties entered into the First Amendment, dated as of May 31, 2017, to extend the Original Scheduled Closing Date for two weeks. As the Closing Conditions were still not anticipated to be satisfied or waived by such extended closing date, the Parties entered into the Second Amendment to Purchase and Sale Agreement (the “Amendment”), dated as of June 20, 2017.

The Amendment provides that the Closing will occur on the earlier of (a) July 21, 2017 (the “Amended Scheduled Closing Date”) so long as all conditions to the Closing have been satisfied or waived by such date and (b) ten business days following the satisfaction or waiver of all conditions to the Closing. If the Sellers reasonably anticipate that one or more conditions to the Closing cannot be satisfied by the Amended Scheduled Closing Date, then the Sellers have a one-time option to extend the Amended Scheduled Closing Date to August 15, 2017. The Amendment provides that (i) the R&W Condition will be deemed satisfied by the reinstatement of the Contract or by the entry into a new gathering agreement with terms and conditions that are acceptable to Buyer in its sole discretion and (ii) the Covenant Condition shall be deemed waived by the Buyer, as applicable, upon the productivity of wells that were shut in on or around the Original Scheduled Closing Date return to certain levels.

The Amendment further provides that (a) concurrently with the execution of the Amendment, the Parties shall direct the escrow agent to release to the Buyer $20,000,000 of the $30,000,000 deposit made by the Buyer upon execution of the Purchase Agreement and (b) the Sellers shall use their commercially reasonable efforts to negotiate and execute an extension and amendment to a certain lease prior to the Closing.

On June 6, 2017, the EXCO Parties and Raider filed a petition, application for temporary restraining order and temporary injunction against Chesapeake in Dallas County, Texas, Cause No. DC-17-06672, in the 14th District Court of Dallas County, Texas (the “Lawsuit”). In the Lawsuit the EXCO Parties and Raider assert breach of contract, tortious interference with existing contract, tortious interference with prospective business relations, and declaratory relief that the Contract is still in full force and effect. On June 7, 2017, Chesapeake filed to remove the Lawsuit to the United States District Court Northern District of Texas. On June 9, 2017, the District Court denied the EXCO Parties and Raider’s motion for temporary restraining order. The Lawsuit remains pending in federal court.

Forward Looking Statements

This Form 8-K may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. In addition, the conditions to closing the transactions contemplated by the Purchase Agreement may not be met or the anticipated benefits from the proposed transaction may not be fully realized. The risk of not being able to satisfy the closing conditions may be increased because some of the conditions are dependent on the actions of third parties. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: June 22, 2017	By:	/s/ Heather L. Lamparter
Heather L. Lamparter
Vice President, General Counsel and Secretary

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